Exhibit 99.1

Inception Growth Acquisition Limited Announces Extension of Business Combination Period

New York, March 15, 2023 (GLOBE NEWSWIRE) -- Inception Growth Acquisition Limited (NASDAQ: IGTA, the “Company”), a special purpose acquisition company, announced today that at its annual meeting of stockholders on March 13, 2023 (the “Meeting”), the Company’s stockholders voted in favor of the proposal to amend the investment management trust agreement (the “Trust Amendment”), dated as of December 8, 2021, between the Company and Continental Stock Transfer & Trust Company. Pursuant to the Trust Amendment, the Company has the right to extend the time to complete a business combination for a period of six months from March 13, 2023 to September 13, 2023 without having to make any payment to the trust account established in connection with the Company’s initial public offering. On the same day, the Company extended the time to complete a business combination for a period of six months from March 13, 2023 to September 13, 2023. The purpose of the extension is to provide more time for the Company to complete a business combination.

About Inception Growth Acquisition Limited

Inception Growth Acquisition Limited is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Inception Growth Acquisition Limited
Investor Relationship Department
(315) 636-6638